Exhibit 99.1

FOR INFORMATION CONTACT:

Spencer Sias (650) 424-5782

spencer.sias@varian.com

Judy Bruner Appointed to Board of Directors of Varian Medical Systems;

Venkatraman Thyagarajan Retires from Varian Board

PALO ALTO, Calif., August 22, 2016 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that Judy Bruner, retired Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, has been appointed to the Varian Board of Directors effective August 20, 2016.

“I am excited that Judy Bruner has joined the Varian board,” said R. Andrew Eckert, Chairman of Varian’s Board of Directors. “She brings a great deal of board experience as well as extensive knowledge in corporate finance and a solid reputation with investors and Wall Street. She is eminently qualified to serve on our board.”

Bruner, 57, served as the chief financial officer for SanDisk from 2004 to this year when it was acquired by Western Digital (NASDAQ:WDC). She also served as senior vice president and chief financial officer for Palm, Inc. from 1999 to 2004. She has held prior management positions in finance and administration with 3Com Corporation, Ridge Computers, Inc. and Hewlett Packard Company. Bruner earned an MBA at the University of Santa Clara in 1986 and a BA in Economics at UCLA in 1980.

Bruner is also a member of the Board of Directors of Brocade Communications, Inc., where she serves as chair of the audit committee, a member of the Board of Directors of Applied Materials and a member of the board of trustees of the Computer History Museum. She also served in the past on the boards of Vermillion, Inc. and SanDisk Corporation, before assuming her executive role there.

Venkatraman Thyagarajan

Venkatraman Thyagarajan (“Thyagi”) has retired from the Varian board effective Aug. 20, 2016 after nearly eight years of service. During his tenure, he served on the board’s audit, nominating and compensation committees.

“Thyagi has been a valuable contributing member of our board and has shared his expertise in particular in Asia’s emerging markets while actively serving as a mentor to our leadership team there,” said Eckert. “We are grateful for his service to the company.”

With Bruner’s appointment and Thyagarajan’s retirement, the Varian Board of Directors will continue to have 10 members.

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About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy and brachytherapy. The company also supplies informatics software for cancer treatment centers. Varian is a premier supplier of X-ray imaging components, including tubes, digital detectors, accessories and image processing software and workstations for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 7,700 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.